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                                               Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-111722

Prospectus Supplement No. 1
to Prospectus dated March 18, 2004

                        2,136,067 SHARES OF COMMON STOCK

                       INTERACTIVE SYSTEMS WORLDWIDE INC.

         This Prospectus Supplement No. 1 supplements our prospectus dated March 18, 2004 with respect to the resale of 2,136,067 shares of our common stock (the "Prospectus").

         The information in the table beginning on page 13 in the "Selling Stockholders" section of the Prospectus is amended by this Supplement No. 1 by adding the information below with respect to the stockholder not previously listed in the Prospectus, and by superceding the information with respect to the stockholder listed in the Prospectus that is listed below, in order to reflect the transfer by Omicron Master Trust ("Omicron") of warrants to purchase 37,692 shares of our common stock to Rockmore Master Fund. Omicron has also transferred to Rockmore Master Fund 713 shares of our Series C Convertible Preferred Stock and warrants to purchase another 180,543 shares of our common stock, the resale of which is not covered by the Prospectus, but is covered by other prospectuses which we are separately supplementing.

         Because the Securities and Exchange Commission's definition of beneficial ownership is used in calculating the number of shares set forth in the "Shares Beneficially Owned Before Offering" column in the table below and because of our agreement to register 150% of the number of shares of common stock issuable upon conversion of debentures, exercise of the warrants and as payment of dividends on the preferred stock, the information regarding beneficial ownership of our common stock by the selling stockholders will not equal the maximum number of shares being offered by such selling stockholders in the table below.

                                                 SHARES BENEFICIALLY OWNED                       SHARES BENEFICIALLY OWNED
          NAME OF STOCKHOLDER                       BEFORE OFFERING(1)         MAXIMUM NUMBER         AFTER OFFERING(2)
          -------------------                    -------------------------     OF SHARES BEING   -------------------------
                                                NUMBER       PERCENTAGE(3)         OFFERED(2)     NUMBER        PERCENTAGE
                                                ------       -------------         ----------     ------        ----------
Omicron Master Trust (7)(10)                    602,708          4.9%              697,642          --              --
Rockmore Investment Master Fund Ltd. (11)       416,846          3.3%               56,538          --              --

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(1) The calculation of the shares beneficially owned before the offering takes into account the limitations on beneficial ownership contained in the terms of the preferred stock and the warrants discussed in the Prospectus.

(2) We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by the Prospectus and this Supplement. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by the Prospectus and this Supplement upon the completion of the offering. The calculation of the maximum number of shares being offered and shares beneficially owned after the offering do not take into account the limitations on beneficial ownership contained in the terms of the preferred stock and warrants discussed in the Prospectus.
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(3) The percentage of beneficial ownership shown in the table is based on
12,054,173 shares of common stock issued and outstanding as of September 28, 2006.

(7) Includes shares issuable upon conversion of preferred stock and exercise of warrants, after giving effect to the transfers to Rockmore Master Fund and to another transferee. Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron") is also a selling stockholder under two other prospectuses (as supplemented) covering the resale by Omicron of the balance of the shares of our common stock which it beneficially owns. As described in the Prospectus, pursuant to the terms of the preferred stock, debentures and warrants, Omicron may not convert its preferred stock or debentures or exercise its warrants to the extent that such conversion or exercise would result in it and its affiliates beneficially owning more that 4.99% of the outstanding shares of our common stock. Without such limitations, Omicron would beneficially own 773,315 shares, or 6.2% of our outstanding shares of common stock. Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron; Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital; and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of this prospectus supplement, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes of Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in the Prospectus or this Supplement as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(10) In November 2003, we entered into a $3.9 million private placement financing of our common stock, convertible debentures and warrants. In November 2004, we entered into a $3.0 million private placement financing of our Series B Convertible Preferred Stock and warrants. In August 2005, we entered into a $4.0 million private placement financing of our Series C Convertible Preferred Stock and warrants. Two of the selling stockholders named in the Prospectus, Midsummer Investments Ltd. and Omicron, invested an aggregate of $10.1 million in such private placements.

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

(11) Includes shares issuable upon conversion of preferred stock and exercise of warrants. Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda ("Rockmore Master Fund"), is also a selling stockholder under two other prospectuses (as supplemented) covering the resale by Rockmore Master Fund of the balance of the shares of our common stock which it beneficially owns. Rockmore Capital, LLC ("Rockmore Capital") and Rockmore Partners, LLC ("Rockmore Partners"), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Master Fund. By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of September 28, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes of Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Rockmore Master Fund.

         We prepared this amendment to the selling stockholders table based on the information supplied to us on or before September 28, 2006 by the selling stockholders named in this Prospectus Supplement.

         This Prospectus Supplement is not complete without, and may not be delivered or utilized without, the Prospectus, and should be read in conjunction with the Prospectus.

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         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS TO READ ABOUT SOME FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                                 ---------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

         NEITHER THE NEVADA STATE GAMING CONTROL BOARD NOR THE NEVADA GAMING COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

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           The date of this Prospectus Supplement is October 11, 2006.


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